Exhibit 99.1

Consolidated Water Reports Third Quarter 2024 Operating Results

GEORGE TOWN, Grand Cayman, Cayman Islands, November 14, 2024 -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: CWCO), a leading designer, builder and operator of advanced water supply and treatment plants, reported results for the third quarter ended September 30, 2024. All comparisons are to the same prior year period unless otherwise noted.

Consolidated Water will hold a conference call at 11:00 a.m. Eastern time tomorrow to discuss the results (see dial-in information below).

Third Quarter 2024 Financial Key Points

●	Total revenue declined 33% to $33.4 million, due to two large construction projects that were underway in 2023 but were completed earlier this year. Meanwhile, the company’s ongoing $147 million design-build-operate desalination plant project in Hawaii continues to progress through development towards the construction phase.
●	Retail revenue increased 5% to $7.6 million on higher sales volumes.
●	Bulk revenue increased 3% to $8.8 million.
●	Manufacturing revenue decreased by $362,000 to $4.4 million.
●	Services revenue declined by 57% (or approximately $16.7 million) to $12.7 million due to a $20.6 million decline in construction revenue that was partially offset by a $2.5 million increase in recurring operations and maintenance (O&M) revenue and a $1.3 million increase in design and consulting revenue.
●	Net income from continuing operations attributable to company stockholders totaled $5.0 million or $0.31 per diluted share, compared to $8.8 million or $0.55 per diluted share in the third quarter of 2023.
●	Net income including discontinued operations attributable to company stockholders totaled $4.5 million or $0.28 per diluted share, compared to $8.6 million or $0.54 per diluted share in the third quarter of 2023.
●	Cash and cash equivalents totaled $104.9 million and working capital was $133.9 million as of September 30, 2024.

Third Quarter 2024 Operational Key Points

●	Volume of retail water sold in the company’s utility service area in Grand Cayman increased 4.2% compared with the same period in 2023. The volume of water sold increased due to a 4.8% increase in the number of customer connections in the company’s license area from September 30, 2023 to September 30, 2024.

●	Continued piloting, design and permitting of a $147 million project to design, construct, operate and maintain a seawater desalination plant for the Board of Water Supply of Honolulu, Hawaii.
●	Recognized $2.1 million in operations and maintenance revenue from REC which Consolidated Water acquired in October 2023 to provide a new channel for expansion in water-stressed regions of Colorado.

Management Commentary

“In the third quarter, our revenue and profitability were consistent with our expectations, given the completion of two large design-build projects earlier this year,” stated company CEO, Rick McTaggart. “We were pleased to see the continuing trend of increasing retail water sales in our exclusive utility service area on Grand Cayman due to the continued business and population growth on the island.

“While our Bulk segment had relatively consistent revenue compared to last year, we saw an increase in gross margin from our new operations and maintenance (O&M) contract for the new Red Gate II plant that we completed earlier this year for the Water Authority-Cayman.

“Services revenue declined by about half due to our anticipated reduction in construction revenue related to the conclusion of our Liberty Utilities and Red Gate II projects. These projects had a major impact on 2023 revenue but were completed prior to the start of the current quarter.

“The decline in construction revenue was partially offset by a $2.5 million increase in recurring O&M revenue. The increase included $2.1 million from our REC subsidiary in Colorado which we acquired in October of last year. REC provides us a new channel for expansion of our design-build and O&M businesses into water-stressed regions of Colorado. The balance of the increase in recurring revenue from O&M contracts was generated by our PERC Water subsidiary.

“Despite the small decline in manufacturing revenue this quarter, manufacturing gross profit grew 84% to $1.6 million—thanks to our relentless pursuit of higher-margin products and maximizing production efficiency. Based on the opportunities we see ahead of us, we believe that this improving trend in our manufacturing segment will continue and its operating results will remain stable and profitable.

“We continue to advance our development activities on the $147 million project to design, construct, operate and maintain a seawater desalination plant for the Board of Water Supply of Honolulu in Hawaii. Since we announced the project in June of last year, we have been advancing through the piloting, design and permitting stage. We plan to begin the construction phase late next year, which represents the largest portion of the revenue we expect to generate from the project.

“Looking ahead, we remain excited about the future and for many reasons. At the macro level, growing water scarcity continues to build interest in advanced treatment and desalination solutions for impaired resources. As water supply challenges increase, there is a rising demand for the specialized capabilities we provide.

“Specific positive factors include the strong water sales growth in Grand Cayman and long-term recurring revenue from our Caribbean-based bulk water business and U.S.-based O&M business. Our manufacturing business continues its positive trend, and we expect our desalination plant project in Hawaii to significantly enhance revenue and earnings over the coming years.

“Enabled by an exceptionally strong balance sheet, we will continue to invest in new long-term projects. This includes the new desalination plants in the Bahamas on Cat Island, as well as new infrastructure for serving the growing water needs of our utility customers in the Cayman Islands which will ultimately drive future bulk and retail revenue growth.

“Our strong balance sheet also enables us to move quickly on any potential acquisitions. While we are currently in a period between large construction projects, we believe that our award-winning plant designs, our cost-efficient project delivery models, and our unmatched industry experience will help us secure new projects we are pursuing.

“The course we charted for our company several years ago, which involved diversifying our product offerings and market areas beyond seawater desalination in the Caribbean, has continued to prove successful and lays the path for strong growth ahead.

“As we complete 2024 and prepare for the new year, we anticipate that all of these positive factors will continue to support our long-term growth, enhance future profitability, and further strengthen shareholder value.”

Third Quarter 2024 Financial Summary

Revenue totaled $33.4 million, declining 33% from $49.9 million in the third quarter of 2023. The decrease was due to decreases of $16.7 million in the services segment and $362,000 in the manufacturing segment. The decreases were partially offset by increases of $369,000 in the retail segment and $279,000 in the bulk segment.

Retail revenue increased due to a 4.2% increase in the volume of water sold. The volume of water sold increased due to a 4.8% increase in the number of customer accounts in the company’s license area from September 30, 2023 to September 30, 2024.

The increase in bulk segment revenue was due to the commencement on May 1, 2024 of the operating and maintenance contract for the new Red Gate desalination plant for the Water Authority of the Cayman Island. The increase was also due to an amendment of the company’s North Sound contract, which became effective May 1, 2024.

The decrease in services segment revenue was due to plant construction revenue decreasing from $24.2 million in 2023 to $3.6 million in 2024 as the result of two construction projects being completed earlier this year. Revenue generated under operations and maintenance contracts totaled $7.5 million in the third quarter of 2024, an increase of 49% from the third quarter of 2023. Newly acquired REC contributed $2.1 million to the increase, with the remainder related to incremental PERC contracts.

Manufacturing segment revenue decreased by $362,000 to $4.4 million as compared to $4.7 million in the third quarter of 2023.

Gross profit for the third quarter of 2024 was $11.6 million (34.8% of total revenue), as compared to $16.6 million (33.3% of total revenue) in the third quarter of 2023.

Net income from continuing operations attributable to Consolidated Water stockholders for the third quarter of 2024 was $5.0 million or $0.31 per diluted share, compared to net income of $8.8 million or $0.55 per diluted share in the third quarter of 2023.

Including discontinued operations, net income attributable to Consolidated Water stockholders for the third quarter of 2024 was $4.5 million or $0.28 per diluted share, compared to net income of $8.6 million or $0.54 per diluted share in the third quarter of 2023.

Cash and cash equivalents totaled $104.9 million as of September 30, 2024, with working capital of $133.9 million, debt of $0.2 million, and stockholders’ equity of $209.8 million.

First Nine Months 2024 Financial Summary

Revenue for the first nine months of 2024 was $105.6 million, down 17% compared to $127.0 million in the same year-ago period. The decrease was attributable to decreases of $0.4 million in the bulk segment and $24.2 million in the services segment. The decreases were partially offset by increases of $1.8 million in the retail segment and $1.4 million in the manufacturing segment.

Retail revenue increased primarily due to a 6.9% increase in the volume of water sold. The volume of water sold increased due to a 4.8% increase in the number of customer accounts in the company’s license area from September 30, 2023 to September 30, 2024.

The decrease in bulk segment revenue was due to a decrease in energy costs for CW-Bahamas, which decreased the energy pass-through component of CW-Bahamas’ rates.

The decrease in services segment revenue was due to a $36.4 million decrease in plant construction revenue. Revenue generated under operations and maintenance contracts totaled $21.7 million in the first nine months of 2024, up 70% as compared to $12.8 million in the same year-ago period. Newly acquired REC contributed $5.9 million of the increase, with the remainder related to incremental PERC contracts.

The increase in manufacturing segment revenue was due to increased production activity.

Gross profit for the first nine months of 2024 was $37.1 million (35.2% of total revenue), down 13% from $42.6 million (33.6% of total revenue) in the same year-ago period.

Net income from continuing operations attributable to stockholders for the first nine months of 2024 was $16.1 million or $1.01 per diluted share, compared to net income of $20.4 million or $1.28 per diluted share for the first nine months of 2023.

Including discontinued operations, net income attributable to Consolidated Water stockholders for the first nine months of 2024 was $26.8 million or $1.68 per fully diluted share, up from net income of $19.7 million or $1.24 per fully diluted share in the same period of 2023. The increase was primarily due to a $12.1 million gain on sale of land and project documentation in Mexico during the second quarter of 2024.

Third Quarter Segment Results

	Three Months Ended September 30, 2024
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$7,585,992	$8,767,168	$12,677,837	$4,359,560	$33,390,557
Cost of revenue	3,606,944	5,969,292	9,409,325	2,770,338	21,755,899
Gross profit	3,979,048	2,797,876	3,268,512	1,589,222	11,634,658
General and administrative expenses	4,359,476	381,230	1,469,845	745,418	6,955,969
Gain on asset dispositions and impairments, net	201,582	—	—	—	201,582
Income (loss) from operations	$(178,846)	$2,416,646	$1,798,667	$843,804	4,880,271
Other income, net					724,040
Income before income taxes					5,604,311
Provision for income taxes					490,209
Net income from continuing operations					5,114,102
Income from continuing operations attributable to non-controlling interests					156,784
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					4,957,318
Net loss from discontinued operations					(502,854)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$4,454,464

	Three Months Ended September 30, 2023
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$7,216,574	$8,488,615	$29,427,664	$4,721,222	$49,854,075
Cost of revenue	3,371,891	5,835,837	20,174,645	3,857,274	33,239,647
Gross profit	3,844,683	2,652,778	9,253,019	863,948	16,614,428
General and administrative expenses	4,225,825	347,668	861,835	437,162	5,872,490
Income (loss) from operations	$(381,142)	$2,305,110	$8,391,184	$426,786	10,741,938
Other income, net					236,066
Income before income taxes					10,978,004
Provision for income taxes					1,976,453
Net income from continuing operations					9,001,551
Income attributable to non-controlling interests					163,428
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					8,838,123
Net loss from discontinued operations					(232,994)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$8,605,129

First Nine Months Segment Results

	Nine Months Ended September 30, 2024
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$24,392,814	$25,557,220	$42,017,917	$13,591,154	$105,559,105
Cost of revenue	10,828,421	17,632,010	30,536,801	9,428,978	68,426,210
Gross profit	13,564,393	7,925,210	11,481,116	4,162,176	37,132,895
General and administrative expenses	12,842,624	1,088,639	4,264,323	1,930,706	20,126,292
Gain on asset dispositions and impairments, net	195,452	—	3,000	—	198,452
Income from operations	$917,221	$6,836,571	$7,219,793	$2,231,470	17,205,055
Other income, net					1,560,650
Income before income taxes					18,765,705
Provision for income taxes					2,175,838
Net income from continuing operations					16,589,867
Income from continuing operations attributable to non-controlling interests					448,724
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					16,141,143
Net income from discontinued operations					10,637,926
Net income attributable to Consolidated Water Co. Ltd. stockholders					$26,779,069

	Nine Months Ended September 30, 2023
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$22,560,998	$25,975,483	$66,243,328	$12,180,519	$126,960,328
Cost of revenue	10,355,817	18,010,718	46,466,864	9,489,870	84,323,269
Gross profit	12,205,181	7,964,765	19,776,464	2,690,649	42,637,059
General and administrative expenses	12,668,467	1,080,543	2,855,067	1,289,990	17,894,067
Gain (loss) on asset dispositions and impairments, net	(7,287)	12,270	—	1,933	6,916
Income (loss) from operations	$(470,573)	$6,896,492	$16,921,397	$1,402,592	24,749,908
Other income, net					522,256
Income before income taxes					25,272,164
Provision for income taxes					4,366,005
Net income from continuing operations					20,906,159
Income from continuing operations attributable to non-controlling interests					463,775
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					20,442,384
Net loss from discontinued operations					(699,858)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$19,742,526

Conference Call

Consolidated Water management will host a conference call tomorrow to discuss these results, which will include a question-and-answer period.

Date: Friday, November 15, 2024

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Toll-free dial-in number: 1-844-875-6913

International dial-in number: 1-412-317-6709

Conference ID: 5709326

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you require any assistance connecting with the call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 1:00 p.m. Eastern time on the same day through November 22, 2024, as well as available for replay via the Investors section of the Consolidated Water website at www.cwco.com.

Toll-free replay number: 1-877-344-7529

International replay number: 1-412-317-0088

Replay ID: 5709326

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water supply and treatment plants and water distribution systems. The company designs, constructs and operates seawater desalination facilities in the Cayman Islands, The Bahamas and the British Virgin Islands, and designs, constructs and operates water treatment and reuse facilities in the United States. The company recently entered the U.S. desalination market with a contract to design, construct, operate and maintain a seawater desalination plant in Hawaii.

The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment. For more information, visit cwco.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "intend", "expect", "should", "will" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to (i) continued acceptance of the company's products and services in the marketplace; (ii) changes in its relationships with the governments of the jurisdictions in which it operates; (iii) the outcome of its negotiations with the Cayman government regarding a new retail license agreement; (iv) the collection of its delinquent accounts receivable in the Bahamas; and (v) various other risks, as detailed in the company's periodic report filings with the Securities and Exchange Commission (“SEC”). For more information about risks and uncertainties associated with the company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the company’s Secretary at the company’s executive offices or at the “Investors – SEC Filings” page of the company’s website at http://ir.cwco.com/docs. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
David W. Sasnett
Executive Vice President and CFO
Tel (954) 509-8200
Email Contact

Investor & Media Relations Contact:
Ron Both or Grant Stude
CMA Investor & Media Relations
Tel (949) 432-7566
Email Contact

 CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$104,869,627	$42,621,898
Accounts receivable, net	37,199,621	38,226,891
Inventory	3,928,851	6,044,642
Prepaid expenses and other current assets	5,675,517	4,056,370
Contract assets	1,958,361	21,553,057
Current assets of discontinued operations	314,847	211,517
Total current assets	153,946,824	112,714,375
Property, plant and equipment, net	53,203,218	55,882,521
Construction in progress	2,799,135	495,471
Inventory, noncurrent	5,180,540	5,045,771
Investment in OC-BVI	1,384,891	1,412,158
Goodwill	12,861,404	12,861,404
Intangible assets, net	2,860,907	3,353,185
Operating lease right-of-use assets	3,328,936	2,135,446
Other assets	2,801,873	3,407,973
Long-term assets of discontinued operations	—	21,129,288
Total assets	$238,367,728	$218,437,592

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$7,108,726	$11,604,369
Accrued compensation	3,747,516	3,160,030
Dividends payable	1,803,926	1,572,655
Current maturities of operating leases	633,971	456,865
Current portion of long-term debt	151,276	192,034
Contract liabilities	6,018,720	6,237,011
Deferred revenue	170,551	317,017
Current liabilities of discontinued operations	451,839	364,665
Total current liabilities	20,086,525	23,904,646
Long-term debt, noncurrent	91,561	191,190
Deferred tax liabilities	227,253	530,780
Noncurrent operating leases	2,784,742	1,827,302
Other liabilities	153,000	153,000
Deferred revenue	38,424	—
Total liabilities	23,381,505	26,606,918
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 44,650 and 44,297 shares, respectively	26,790	26,578
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 15,834,459 and 15,771,545 shares, respectively	9,500,675	9,462,927
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	—	—
Additional paid-in capital	93,074,517	92,188,887
Retained earnings	107,164,155	85,148,820
Total Consolidated Water Co. Ltd. stockholders' equity	209,766,137	186,827,212
Non-controlling interests	5,220,086	5,003,462
Total equity	214,986,223	191,830,674
Total liabilities and equity	$238,367,728	$218,437,592

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$33,390,557	$49,854,075	$105,559,105	$126,960,328
Cost of revenue	21,755,899	33,239,647	68,426,210	84,323,269
Gross profit	11,634,658	16,614,428	37,132,895	42,637,059
General and administrative expenses	6,955,969	5,872,490	20,126,292	17,894,067
Gain on asset dispositions and impairments, net	201,582	—	198,452	6,916
Income from operations	4,880,271	10,741,938	17,205,055	24,749,908

Other income (expense):
Interest income	626,801	196,567	1,341,797	396,348
Interest expense	(32,801)	(34,020)	(99,740)	(108,111)
Profit-sharing income from OC-BVI	20,250	12,150	52,650	38,475
Equity in the earnings of OC-BVI	53,370	37,182	147,333	108,012
Other	56,420	24,187	118,610	87,532
Other income, net	724,040	236,066	1,560,650	522,256
Income before income taxes	5,604,311	10,978,004	18,765,705	25,272,164
Provision for income taxes	490,209	1,976,453	2,175,838	4,366,005
Net income from continuing operations	5,114,102	9,001,551	16,589,867	20,906,159
Income from continuing operations attributable to non-controlling interests	156,784	163,428	448,724	463,775
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	4,957,318	8,838,123	16,141,143	20,442,384
Net income (loss) from discontinued operations	(502,854)	(232,994)	10,637,926	(699,858)
Net income attributable to Consolidated Water Co. Ltd. stockholders	$4,454,464	$8,605,129	$26,779,069	$19,742,526

Basic earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.31	$0.56	$1.02	$1.30
Discontinued operations	(0.03)	(0.01)	0.67	(0.05)
Basic earnings per share	$0.28	$0.55	$1.69	$1.25

Diluted earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.31	$0.55	$1.01	$1.28
Discontinued operations	(0.03)	(0.01)	0.67	(0.04)
Diluted earnings per share	$0.28	$0.54	$1.68	$1.24

Dividends declared per common and redeemable preferred shares	$0.11	$0.095	$0.30	$0.265

Weighted average number of common shares used in the determination of:
Basic earnings per share	15,833,715	15,742,854	15,830,599	15,734,234
Diluted earnings per share	15,989,601	15,928,604	15,986,019	15,909,725